Exhibit 10.1
FORBEARANCE AGREEMENT
     This FORBEARANCE AGREEMENT (this “Forbearance Agreement”) is entered into as of September 29, 2011 (the “Forbearance Effective Date”), by and among (i) NYTEX Energy Holdings, Inc. (“NYTEX Holdings”), (ii) NYTEX FDF Acquisition, Inc. (“NYTEX Acquisition”), (iii) WayPoint Nytex, LLC (“WayPoint”), (iv) New Francis Oaks, LLC (“New Francis”), and (v) Francis Drilling Fluids, Ltd. and any of its subsidiaries (collectively, “FDF”). Where applicable, NYTEX Holdings, NYTEX Acquisition, WayPoint, New Francis and FDF are collectively referred to as the “Parties” or each “Party.” Capitalized terms used and not otherwise defined herein have the meanings assigned to them in the Preferred Stock and Warrant Purchase Agreement, dated” as of November 23, 2010, among NYTEX Holdings, NYTEX Acquisition and WayPoint, as amended from time to time (collectively, the “WayPoint Purchase Agreement”) and all related agreements and documents, each as amended from time to time (collectively, together with the WayPoint Purchase Agreement, the “WayPoint Purchase Documents”).
     WHEREAS, (a) Events of Default have occurred under the WayPoint Purchase Documents (each such Events of Default, a “Current Event of Default” and, collectively, the “Current Events of Default”) including, without limitation, the Current Events of Default set forth in the letter dated April 14, 2011, from WayPoint to NYTEX Holdings; and (b) pursuant to the letter from WayPoint to NYTEX Holdings dated May 4, 2011 (the “Put Election Notice”), as a result of the Current Events of Default, WayPoint has demanded that, pursuant to the WayPoint Purchase Agreement, NYTEX Holdings repurchase the Warrants, the shares of Senior Series A Redeemable Preferred Stock of NYTEX Acquisition and the one share of Series B Redeemable Preferred Stock of NYTEX Holdings held by WayPoint for an aggregate purchase price of $30,000,000, and NYTEX Holdings has failed to timely make such repurchase, which failure is an additional Current Event of Default.
     WHEREAS, upon the request of NYTEX Holdings, WayPoint has agreed, subject to the terms and conditions set forth herein, to forbear during the Forbearance Period (as defined below) from exercising rights and remedies under the WayPoint Purchase Documents with respect to the Current Events of Default and, as additional consideration, subject to the terms and conditions set forth herein, grant such other and further relief as expressly set forth in this Forbearance Agreement; and
     NOW, THEREFORE, in consideration of the foregoing, the terms, covenants and conditions contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:
     SECTION 1. Forbearance; Forbearance Default Rights and Remedies.
     (a) Acknowledgment of Current Events of Default and Entitlement to Exercise Rights and Remedies. NYTEX Holdings, NYTEX Acquisition, New Francis and FDF acknowledge and agree that (i) the Current Events of Default have occurred and are continuing and (ii) but for the terms of this Forbearance Agreement, WayPoint may, if it so elects, exercise its respective rights and remedies in respect of the Current Events of Default.

     (b) The Forbearance. Effective upon the Forbearance Effective Date (as hereinafter defined), WayPoint agrees that until the occurrence of the Forbearance Termination Date (as hereinafter defined), WayPoint will forbear from exercising all of its rights and remedies under the WayPoint Purchase Documents or otherwise existing pursuant to any other agreement entered into in connection with the WayPoint Purchase Agreement, by operation of law or otherwise against NYTEX Holdings, NYTEX Acquisition, New Francis and FDF solely with respect to the Current Events of Default. NYTEX Holdings, NYTEX Acquisition, New Francis and FDF acknowledge and agree that each Current Event of Default constitutes an Event of Default upon which action could be taken but for the forbearance described herein.
     (c) Effect of Forbearance Termination. From and after the Forbearance Termination Date, the agreement of WayPoint to forbear as set forth in Section 1(b) shall immediately terminate without the requirement of any demand, presentment, protest, or notice of any kind.
     (d) Forbearance Termination Date means the earlier of:
i.	the occurrence of a Forbearance Default (as defined below);or

ii.	12:00 a.m. (New York City time) 60 days after the Forbearance Effective Date.
     (e) Forbearance Period means the period beginning on the Forbearance Effective Date and ending on the Forbearance Termination Date
     (f) Forbearance Default. A Forbearance Default shall occur, immediately and without notice, if one or more of the following shall occur:
i.	the occurrence of any Default or Event of Default other than the Current Events of Default (without taking into account any grace or cure periods);

ii.	any creditor of any Party (other than WayPoint), or any of such creditor’s assignees, agents or designees, including, without limitation, PNC Bank, National Association (“PNC”) pursuant to its senior revolving credit and term loan facility (the “Senior Facility”), commences any enforcement action, exercises or seeks to exercise any of its or their respective rights or remedies or takes or seeks to take any action that renders compliance by NYTEX Holdings, NYTEX Acquisition, New Francis and FDF with this Forbearance Agreement impossible, or that otherwise materially impairs or materially adversely affects WayPoint’s ability to exercise its rights or remedies;

iii.	the failure by NYTEX Holdings to, no later than 35 days after the Forbearance Effective Date, either (x) identify a lead investor in connection with a proposed recapitalization of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF that would, among other things, fund the purchase of the WayPoint Securities contemplated by Sections 3(a)(xiv) and 3(a)(xv) hereof, or (y) provide WayPoint with evidence of progress toward such a proposed recapitalization that is satisfactory to WayPoint in its sole discretion;

iv.	the commencement by one or more of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF of a case under title 11 of the United States Code or any other act that seeks relief under any comparable bankruptcy or insolvency regime proceeding, or the commencement against one or more of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF of any such case or proceeding;

v.	the failure of any of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF to timely comply with any term, condition or covenant set forth in this Forbearance Agreement;

vi.	no later than one (1) Business Day after the Forbearance Effective Date, FDF shall pay not less than $100,000.00 of the reasonable out-of-pocket fees, costs and expenses incurred by WayPoint both on behalf of itself in connection with the Current Events of Default and on behalf of NYTEX Acquisition, New Francis and FDF, including the reasonable fees, disbursements and other charges of their counsel, consultants and advisors to date, and the remaining amount of such fees, costs and expenses to be paid no later than 14 days after the Forbearance Effective Date;

vii.	any change in the members of the Board of Directors of and NYTEX Acquisition, New Francis and FDF;

viii.	the failure of the NYTEX Acquisition, New Francis and FDF to retain no later than three (3) Business Days after the Forbearance Effective Date a Business Improvement Officer or financial and operational consultant with executive officer authority (the “BIO”) and related personnel reasonably acceptable to WayPoint (it being understood that firm for such personnel will be PriceWaterhouseCoopers LLP and that James F. Reed from that firm as BIO is acceptable to all Parties) pursuant to a scope of engagement and otherwise on terms and conditions (in each case) reasonably acceptable to NYTEX Acquisition, New Francis, FDF and WayPoint, and WayPoint and its representatives shall be granted direct, regular access to the BIO and all reasonably requested information related to the performance of the BIO’s duties; and

ix.	the failure of any representation or warranty made by any of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF under this Forbearance Agreement to be true and complete as of the date when made or any other breach of such representation or warranty.

     SECTION 2. Conditions to Effectiveness. This Forbearance Agreement shall not be effective unless WayPoint shall have received duly executed counterparts of this Forbearance Agreement from each of the Parties.
     SECTION 3. Representations, Warranties and Covenants.
     (a) To induce WayPoint to execute and deliver this Forbearance Agreement, each of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF hereby represents, warrants and covenants that:
i.	such Party has the power, and has been duly authorized by all requisite action, to execute and deliver this Forbearance Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party;

ii.	this Forbearance Agreement has been duly executed by such Party and the other documents and agreements executed and delivered in connection herewith to which any Party is a party have been duly executed and delivered by such Party, as applicable;

iii.	this Forbearance Agreement is the legal, valid and binding obligation of such Party and the other documents and agreements executed or delivered in connection herewith to which such Party is a party are the legal, valid and binding obligations of such Party, in each case enforceable against such Party in accordance with their respective terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies;

iv.	the execution, delivery and performance of this Forbearance Agreement and the other documents and agreements executed and delivered in connection therewith do not and will not (i) violate any law, rule, regulation or court order to which such Party is subject or (ii) conflict with or result in a breach of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents) of such Party or any other agreement or instrument to which it is party or by which the properties of such Party is bound;

v.	as of the Forbearance Effective Date, other than the Current Events of Default, no Default or Event of Default has occurred or is continuing under any WayPoint Purchase Document;

vi.	such Party shall immediately, but in any event within twenty four (24) hours, provide written notice to WayPoint of any notice from or action by any creditor (other than WayPoint) regarding an event or circumstance that may adversely impact performance of such Party under this Forbearance Agreement;

vii.	Without limiting the rights of WayPoint or WayPoint’s legal and financial advisors under the WayPoint Purchase Documents, such Party shall, upon reasonable notice, at reasonable times and for reasonable duration, (a) give WayPoint’s legal and financial advisors reasonable access, during normal business hours, to such Party’s books and records, offices, properties, officers, employees, accountants, auditors, counsel and other representatives; (b) furnish to WayPoint’s legal and financial advisors such financial, operating and property-related data and other information as such persons may reasonably request; and (c) request that its employees and legal and financial advisors use commercially reasonable efforts to cooperate with WayPoint’s legal and financial advisors in respect of the aforementioned clauses (a) and (b);

viii.	such Party shall provide Harbor View Advisors, LLC, (“HVA”), (a) reasonable access, during normal business hours, to such Party’s books and records, offices, properties, officers, employees, accountants, auditors, counsel and other representatives; (b) financial, operating and property-related data and other information as HVA may reasonably request; and (c) request that its employees and legal and financial advisors use commercially reasonable efforts to cooperate with HVA in respect of the aforementioned clauses (a) and (b);

ix.	commencing on the Forbearance Effective Date, such Party shall in good faith reasonably cooperate with HVA to prepare NYTEX Acquisition, New Francis and FDF for a Transaction, (as that term is defined in the engagement letter between FDF and HVA dated July 19, 2011, hereinafter the “HVA Engagement Letter”);

x.	by no later than October 15, 2011, such Party shall (a) establish an electronic data room accessible from the Internet with all relevant documents and data necessary for the Transaction and (b) provided all information necessary for the preparation of offering materials by HVA for a Transaction;

xi.	such Party agrees to pay HVA’s reasonable fees and expenses, including, without limitation, HVA’s “break-up” fee if NYTEX Holdings consummates the proposed recapitalization of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF that would, among other things, fund the purchase of the WayPoint Securities contemplated by Sections 3(a)(xiv) and 3(a)(xv) hereof;

xii.	such Party agrees to provide WayPoint with five (5) Business Days’ prior notice of and an opportunity to consult regarding their intent to (a) undertake any transaction outside the ordinary course of business or

(b) enter into, extend, renew, amend, or effectuate any contract or agreement, if entering into such contract or agreement, or if such extension, renewal, or amendment thereof will result in: (a) such Party incurring an obligation in an amount greater than $100,000; or (b) an obligation of the Borrower of longer than one year in duration;

xiii.	such party shall cooperate with the BIO, who shall report to the Boards of Directors of NYTEX Acquisition, New Francis and FDF;

xiv.	By no later than 60 days after the Forbearance Effective Date (the “Closing Date”), at a closing (the “Closing”) such Party shall purchase or cause to be purchased all securities of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF owned by WayPoint, including, without limitation, the following (collectively, the “WayPoint Securities”): (a) 20,750 shares of 14% Senior Series A Redeemable Preferred Stock of NYTEX Acquisition, (b) Common Stock Purchase Warrant dated November 23, 2010 originally with respect to 18,491,190 shares of Common Stock of NYTEX Holdings, (c) Common Stock Purchase Warrant dated November 23, 2010 originally with respect to 19,809,245 shares of Common Stock of NYTEX Holdings, and (d) 1 share of Series B Redeemable Preferred Stock of NYTEX Holdings; and

xv.	The aggregate purchase price for all of the WayPoint Securities would equal the sum of (a) $32,371,263.89 as of September 30, 2011, plus interest accruing at the default rate as set forth in the Waypoint Purchase Documents from that date, which amount would be payable in cash at the Closing; and (b) in addition, at the closing, NYTEX Holdings, NYTEX Acquisition, New Francis and FDF will pay or reimburse WayPoint for all reasonable legal fees and disbursements incurred by WayPoint, on behalf of itself and on behalf of NYTEX Acquisition, New Francis and FDF in connection with the enforcement, attempted enforcement or preservation of any of WayPoint’s rights or remedies under the WayPoint Purchase Documents (collectively, the “Purchase Price”).
     (b) To induce NYTEX Holdings, NYTEX Acquisition, New Francis and FDF to execute and deliver this Forbearance Agreement, WayPoint hereby represents and warrants and covenants that:
i.	It has the power, and has been duly authorized by all requisite action, to execute and deliver this Forbearance Agreement and the other documents and agreements executed and delivered in connection herewith to which it is a party;

ii.	this Forbearance Agreement has been duly executed by WayPoint and the other documents and agreements executed and delivered in connection herewith to which WayPoint is a party have been duly executed and delivered by WayPoint;

iii.	this Forbearance Agreement is the legal, valid and binding obligation of WayPoint and the other documents and agreements executed or delivered in connection herewith to which WayPoint is a party are the legal, valid and binding obligations of WayPoint, in each case enforceable against WayPoint in accordance with its respective terms, except as such enforceability may be limited by any applicable bankruptcy, reorganization, moratorium or similar laws of general applicability affecting the enforcement of creditors’ rights and subject to general equitable principles which may limit the right to obtain equitable remedies;

iv.	the execution, delivery and performance of this Forbearance Agreement and the other documents and agreements executed and delivered in connection therewith do not and will not (i) violate any law, rule, regulation or court order to which WayPoint is subject or (ii) conflict with or result in a breach of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents) of WayPoint or any other agreement or instrument to which it is party or by which the properties of WayPoint are bound;

v.	WayPoint has not transferred, pledged, or otherwise disposed of, until the earlier to occur of the Closing or the termination of the Forbearance Period, WayPoint will not transfer, pledge or otherwise dispose of, any of its interests in connection with any of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF or any of their direct or indirect subsidiaries except to a party agreeing to be bound by this Forbearance Agreement;

vi.	until the earlier to occur of the Closing or the termination of the Forbearance Period, WayPoint would forbear from (a) exercising either of their warrants, (b) directly or indirectly effecting any change in the officers or directors of any of NYTEX Holdings, (c) exercising or otherwise pursuing the enforcement of any of WayPoint’s put, redemption or similar rights with respect to any of the WayPoint Securities, (d) taking any further action to enforce any of its rights under any WayPoint Purchase Document with respect to any Current Events of Default with respect to NYTEX Holdings, (e) having HVA actively and publicly market NYTEX Acquisition, New Francis and FDF to any third party in furtherance of a Transaction;

vii.	until the earlier to occur of the Closing or the termination of the Forbearance Period, notwithstanding anything to the contrary contained in the WayPoint Purchase Agreement or any other WayPoint Purchase Document, such Party will have the right to purchase or cause to be purchased the WayPoint Securities for the Purchase Price;

viii.	So long as there has been no termination of the Forbearance Period, at any Closing, WayPoint would deliver customary documentation evidencing, among other things, their organization, good standing and authorization with respect to the Closing, and WayPoint would also deliver executed stock powers, assignments and other customary transfer documents necessary to effect the sale and assignment of the WayPoint Securities;

ix.	Contemporaneous with any Closing, WayPoint would cause to be delivered resignations from each individual at the time serving as an officer or director of either of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF or any of their direct or indirect subsidiaries pursuant to the exercise at any time by WayPoint of any of their rights pursuant to the Purchase Agreement (i.e., whether such individual is a WayPoint designee or otherwise); and

x.	Until the earlier to occur of the Closing or the termination of the Forbearance Agreement, WayPoint will reasonably cooperate with NYTEX Holdings, NYTEX Acquisition, New Francis and FDF in order to facilitate the ability such Parties to purchase the WayPoint Securities, including, without limitation, all efforts by such Parties to complete any related debt or equity financings, refinancings and/or restructurings.
          SECTION 4. Ratification of Liabilities, etc.
     (a) NYTEX Holdings, NYTEX Acquisition, New Francis and FDF each acknowledges and agrees the Current Events of Default have occurred and continuing.
     (b) Each of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF hereby ratifies and reaffirms all of its payment and performance obligations and obligations to indemnify, contingent or otherwise, under this Forbearance Agreement and each other WayPoint Purchase Document to which such Party is a party.
     (c) Each of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF (i) acknowledges receipt of a copy of this Forbearance Agreement and all other agreements, documents and instruments executed and/or delivered in connection herewith, (ii) consents to the terms and conditions of same, and (iii) agrees and acknowledges that each WayPoint Purchase Document remains in full force and effect, that such Party’s obligations thereunder are without defense, setoff and counterclaim and that each of the WayPoint Purchase Documents is hereby ratified and confirmed.
     SECTION 5. Reference to and Effect upon the WayPoint Purchase Agreement.
     (a) Except as expressly modified hereby, all terms, conditions, covenants, representations and warranties contained in the WayPoint Purchase Agreement and the other WayPoint Purchase Documents, and all rights of WayPoint shall remain in full force and effect.

     (b) Except as expressly set forth herein, the effectiveness of this Forbearance Agreement shall not directly or indirectly, (i) create any obligation to continue to defer any enforcement action after the occurrence of any Forbearance Default or after the Forbearance Termination Date, (ii) constitute a consent or waiver of any past, present or future violations, including Defaults and Events of Default, of any provisions of the WayPoint Purchase Agreement or any other WayPoint Purchase Documents, (iii) amend, modify, prejudice or operate as a waiver of any provision of the WayPoint Purchase Agreement or any other WayPoint Purchase Documents or any right, remedy, power or privilege of WayPoint, or (iv) constitute a consent to any merger or other transaction or to any sale, restructuring or refinancing transaction. Except as expressly set forth herein, WayPoint reserves all of its rights, remedies, powers and privileges under the WayPoint Purchase Agreement or any other WayPoint Purchase Documents, applicable law and/or equity. All of the provisions of the WayPoint Purchase Agreement or any other WayPoint Purchase Documents are hereby reiterated, and if ever waived, are hereby reinstated.
     (c) This Forbearance Agreement shall not be deemed or construed to be a satisfaction, reinstatement, novation or release of the WayPoint Purchase Agreement or any other WayPoint Purchase Document.
     SECTION 6. Counterparts. This Forbearance Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party hereto may execute and deliver a counterpart of this Forbearance Agreement by delivering by facsimile or other electronic transmission a signature page of this Forbearance Agreement signed by such party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature.
     SECTION 7. Severability. The invalidity, illegality, or unenforceability of any provision in or obligation under this Forbearance Agreement in any jurisdiction shall not affect or impair the validity, legality, or enforceability of the remaining provisions or obligations under this Forbearance Agreement or of such provision or obligation in any other jurisdiction.
     SECTION 8. Section Headings. Section headings in this Forbearance Agreement are included herein for convenience of reference only and shall not constitute part of this Forbearance Agreement for any other purpose.
     SECTION 9. Notices. All notices, requests, and demands to or upon the respective parties hereto shall be given in accordance with the WayPoint Purchase Agreement or any other WayPoint Purchase Documents.
     SECTION 10. Governing Law. This Forbearance Agreement and the rights and obligations of the parties under this Forbearance Agreement shall be governed by, and construed and interpreted in accordance with, the law of the State of New York.
     SECTION 11. Assignments; No Other Third Party Beneficiaries. This Forbearance Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided, however, that none of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF shall be entitled to delegate any of their duties hereunder without the prior written consent of WayPoint in its sole discretion. No Person other than the parties hereto, their permitted successors and assigns and the Releases (as defined below), shall have any rights hereunder or be entitled to rely on this Forbearance Agreement and all third-party beneficiary rights are hereby expressly disclaimed.
     SECTION 12. Amendments. This Forbearance Agreement may only be amended, modified, waived or supplemented pursuant to an agreement or agreements in writing entered into by each of the Parties.
     SECTION 13. Final Agreement. This Forbearance Agreement and the other written agreements, instruments, and documents entered into in connection herewith (collectively, the “Forbearance Documents”) set forth in full the terms of agreement between the Parties hereto and thereto and are intended as the full, complete, and exclusive contracts governing the relationship between such parties, superseding all other discussions, promises, representations, warranties, agreements, undertakings and understandings between the parties with respect thereto. Any waiver of any condition in, or breach of, any of the foregoing in a particular instance shall not operate as a waiver of other or subsequent conditions or breaches of the same or a different kind. WayPoint’s exercise or failure to exercise any rights or remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, remedies, powers and privileges in any other instances. There are no oral agreements among the Parties hereto.
     SECTION 14. Releases.
     (a) In consideration of, among other things, WayPoint’s execution and delivery of this Forbearance Agreement, each of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF, on behalf of itself and its agents, representatives, officers, directors, members, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “NYTEX Releasors”), hereby forever waives, releases and discharges, to the fullest extent permitted by law, each Releasee (as defined herein) from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of WayPoint in any capacity and its respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and each of their respective successors and assigns and each and all of the officers, directors, members, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “WayPoint Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Forbearance Effective Date, that relate to, arise out of or otherwise are in connection with: (i) any or all of the WayPoint Purchase Agreement or any other WayPoint Purchase Documents or transactions contemplated thereby or hereby, or any actions or omissions in connection therewith or herewith, or (ii) any aspect of the dealings or relationships between or among NYTEX Holdings, NYTEX Acquisition, New Francis and FDF, on the one hand, and WayPoint, on the other hand, relating to any or all of the documents, transactions, or actions clause (i) hereof; provided, however, that nothing in this Forbearance Agreement or in this Section 14 shall have the effect of limiting, modifying, waiving compliance with, or releasing the WayPoint Releasees in connection with their obligations under this Forbearance Agreement. In entering into this Forbearance Agreement, each Party has consulted with, and have been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Releasees and hereby agree and acknowledge that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section shall survive the termination of this Forbearance Agreement, the WayPoint Purchase Agreement or any other WayPoint Purchase Documents.
     (b) In consideration of, among other things, the execution and delivery of this Forbearance Agreement by each of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF, WayPoint, on behalf of itself and its agents, representatives, officers, directors, members, advisors, employees, subsidiaries, affiliates, successors and assigns (collectively, the “WayPoint Releasors”), hereby forever waives, releases and discharges, to the fullest extent permitted by law, each NYTEX Releasee (as defined herein) from any and all claims (including, without limitation, crossclaims, counterclaims, rights of set-off and recoupment), actions, causes of action, suits, debts, accounts, interests, liens, promises, warranties, damages and consequential damages, demands, agreements, bonds, bills, specialties, covenants, controversies, variances, trespasses, judgments, executions, costs, expenses or claims whatsoever (collectively, the “Claims”), that such Releasor now has or hereafter may have, of whatsoever nature and kind, whether known or unknown, whether now existing or hereafter arising, whether arising at law or in equity, against any or all of NYTEX Holdings, NYTEX Acquisition, New Francis and FDF in any capacity and its respective affiliates, subsidiaries, shareholders and “controlling persons” (within the meaning of the federal securities laws), and each of their respective successors and assigns and each and all of the officers, directors, members, employees, agents, attorneys and other representatives of each of the foregoing (collectively, the “NYTEX Releasees”), based in whole or in part on facts, whether or not now known, existing on or before the Forbearance Effective Date, that relate to, arise out of or otherwise are in connection with: (ii) any aspect of the dealings or relationships between or among NYTEX Holdings, NYTEX Acquisition, New Francis and FDF, on the one hand, and WayPoint, on the other hand, relating to the WayPoint Purchase Agreement or any other WayPoint Purchase Documents or transactions contemplated thereby or hereby, provided, however, that nothing in this Forbearance Agreement or in this Section 14 shall have the effect of limiting, modifying, waiving compliance with, or releasing the NYTEX Releasees in connection with their obligations under this Forbearance Agreement, the WayPoint Purchase Agreement or any other WayPoint Purchase Documents, and, provided, further, nothing in this Forbearance Agreement or in this Section 14 shall have the effect of limiting in any manner what WayPoint may allege in defense of claims by any other Party and that Party’s equity and security holders, including, without limitation, debt holders and shareholders of NYTEX Holdings. In entering into this Forbearance Agreement, each Party has consulted with, and have been represented by, legal counsel and expressly disclaim any reliance on any representations, acts or omissions by any of the Releasees and hereby agree and acknowledge that the validity and effectiveness of the releases set forth above do not depend in any way on any such representations, acts and/or omissions or the accuracy, completeness or validity hereof. The provisions of this Section shall survive the termination of this Forbearance Agreement, the WayPoint Purchase Agreement or any other WayPoint Purchase Documents.
     SECTION 15. Covenants Not to Sue.
     (a) Each Party, on behalf of itself and its successors, assigns, and other legal representatives, hereby absolutely, unconditionally and irrevocably, covenants and agrees with and in favor of each Releasee that it will not sue (at law, in equity, in any regulatory proceeding or otherwise) any Releasee on the basis of any claim released, remised and discharged by such Party pursuant to Section 14 above. If any such Party or any of its successors, assigns or other legal representations violates the foregoing covenant, such Party, for itself and its successors, assigns and legal representatives, agrees to pay, in addition to such other damages as any Releasee may sustain as a result of such violation, all reasonable attorneys’ fees and costs incurred by any Releasee as a result of such violation.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Forbearance Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

NYTEX ENERGY HOLDINGS, INC.		FRANCIS DRILLING FLUIDS, LTD.

By: Name:	/s/ Michael Galvis Michael Galvis	By: Name:	/s/ John Henry Moulton John Henry Moulton
Title:	President	Title:	Chairman

NYTEX FDF ACQUISITION, INC.		WAYPOINT NYTEX, LLC

9/30/11

By: Name:	/s/ John Henry Moulton John Henry Moulton	By: Name:	/s/ John Henry Moulton John Henry Moulton
Title:	Chairman	Title:	Member

NEW FRANCIS OAKS, LLC

By: Name:	/s/ John Henry Moulton John Henry Moulton
Title:	Chairman